EXHIBIT 99.1

        Press Release issued by IEC Electronics Corp. dated May 5, 2003

          IEC Announces Continued Improvement in its Operating Results
                         for the Second Quarter of 2003


     Newark, NY - May 5, 2003 - IEC Electronics Corp. (IECE.OB) announced today results for the second quarter and first six months of fiscal 2003, ending March 28, 2003.

     IEC reported net income of $726,000 or $0.09 per share on revenue of $15.5 million for the second quarter. This result included a $557,000 charge against a note receivable from Acterna Corporation. Without this adjustment net income would have been $1.3 million or $0.15 per share. This compares to a net loss of ($3.8) million or ($0.50) per share on revenue of $13.5 million for the same quarter a year ago.

     Income from continuing operations was $542,000 or $0.07 per share for the second quarter. Income from continuing operations was ($2.4) million or ($0.31) per share for the same quarter a year ago.

     IEC's net income for the first six months of fiscal 2003 was $1.2 million or $0.15 per share on revenue of $25.1 million. This compares to a net loss of ($6.0) million for the first six months of fiscal 2002, or ($0.78) per share, on revenue of $24.7 million. Income from continuing operations was $985,000 or $0.13 per share. This compares to a net loss from continuing operations of ($3.5) million or ($0.45) per share for the same period a year ago.

     Chairman and Acting CEO W. Barry Gilbert said, "Our operational execution was excellent and exceeded our expectations. We continue to aggressively reduce our debt. Our current revolver, term loans, and notes payable have been reduced. We are expecting by the end of the third quarter to have cash in the bank, to have stopped borrowing from the revolver line of credit, and to have further reduced our long-term debt. Unfortunately, on April 7th, five days after the quarter closed, Acterna announced that it was in default with its senior lenders and failed to make its monthly payment to IEC. We decided then to establish a reserve for the entire amount of the unpaid balance of the note and commenced a collection action in the State of Maryland."

     Gilbert added, "Motorola is in the process of closing its Tewksbury, Massachusetts factory and moving those operations to Nogales, Mexico. This transition will take a number of months. In the immediate future, Nogales will become our customer and we will be shipping product to that location. During the next six months, Motorola intends to begin manufacturing most of the products it purchases from IEC in Nogales. Our relationship with Motorola is excellent, and we expect to continue to provide contract manufacturing services to Motorola.

     "During this quarter, we have added two new accounts; one is a leading manufacturer of pumps and valves and the other is a leading wire bonding and chip testing equipment manufacturer for the semiconductor market. Although smaller than Motorola, both of these accounts are important customers with strong prospects. We have signed agreements with an additional two manufacturers' representative organizations to represent IEC and expect to sign a third group. These revenue enhancing activities are important in light of IEC was effectively unable to add new customers for all of 2002 due to our financial turbulence. Today we are financially stronger than a number of our competitors and we are well positioned for growth in the sophisticated high-mix printed circuit board assembly and systems integration arena."

     IEC is a full service, ISO-9001 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC's second quarter 2003 results can be found on its web site at www.iec-electronics.com/2ndquarter2003pr.htm.

     The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2002 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:
Heather Keenan
Marketing Communications Specialist
 (315) 332-4262
hkeenan@iec-electronics.com

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